Exhibit 10.32

FIRST AMENDMENT TO BUILD-TO-SUIT LEASE AGREEMENT
This First Amendment to Build-To-Suit Lease Agreement (the “First Amendment”) is made and entered into by and between VERDE SOUTH 5070 WEST, LLC, a Delaware limited liability company (“Landlord”), and SCHIFF NUTRITION GROUP, INC., a Utah corporation, formerly known as Weider Nutrition Group, Inc. (“Tenant”). This First Amendment shall be effective for all purposes upon the full and complete execution hereof by Landlord and Tenant (the “Effective Date”).
WHEREAS, Landlord is successor-in-interest to FR Net Lease Co-Investment Program 1, LLC, who was successor-in-interest to Cent-Mark Property, Inc., who was successor-in-interest to SCI Development Services Incorporated (“Original Landlord”); and
WHEREAS, the Original Landlord and Tenant executed and entered into that certain Build-To-Suit Lease Agreement, dated March 20, 1996 (“Original Lease”), pursuant to which Tenant leases that certain land situated in Salt Lake County, Utah, more particularly described on attached Exhibit “A” (the “Existing Leased Land”); and
WHEREAS, pursuant to the Original Lease, Tenant occupies those certain premises containing a total of approximately 416,634 square feet within a building constructed by Landlord’s predecessor-in-interest, located within the Existing Leased Land and situated on or about 2002 South 5070 West, Salt Lake City, Utah (the “Building”), as depicted on attached Exhibit “B” (the “Existing Leased Space” and, collectively with the Existing Leased Land, the “Existing Premises”); and
WHEREAS, pursuant to the terms and conditions of the Original Lease, the Lease Term is scheduled to expire on March 31, 2013; and
WHEREAS, Landlord and Tenant desire to amend the terms of the Original Lease to extend the Lease Term, to reduce the size of, and reconfigure, the Existing Premises, and to modify certain other terms and provisions of the Original Lease, all subject to and in accordance with the terms and conditions of this First Amendment;
NOW, THEREFORE, for and in consideration of the terms, conditions, covenants and agreements set forth herein, and the mutual benefits to be derived from this First Amendment, Landlord and Tenant agree that the Original Lease is hereby amended and modified as follows:
1.Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Original Lease, unless otherwise defined in this First Amendment. The Original Lease, as modified and amended by this First Amendment, shall be hereinafter referred to as the “Lease”.
2.    Extension Term. The Lease Term is hereby extended for an additional period of One Hundred Twenty (120) months commencing on and as of February 1, 2013 (the “Extension

Commencement Date”) and, except in the event otherwise terminated pursuant to the terms and conditions of this First Amendment, expiring on January 31, 2023 (the “Extension Term”), upon and subject to all of the terms and conditions of the Original Lease except as otherwise expressly provided in this First Amendment. For purposes of this First Amendment and the Lease, “Lease Term” or “Term” shall be deemed to reference and include, from and after the Extension Commencement Date, the Extension Term.
3.    Surrendered Premises. Effective on and as of 11:59:59 p.m. (M.S.T.) on January 31, 2013 (the “Surrender Date”), Tenant shall surrender to Landlord (i) a portion of the Existing Leased Space consisting of approximately 86,400 square feet within the Building (the “Surrendered Leased Space”), and (ii) a portion of the Existing Leased Land that adjoins the Surrendered Leased Space (“Surrendered Leased Land” and, collectively with the Surrendered Leased Space, the “Surrendered Premises”), all as generally depicted and described on attached Exhibit “C” (the “Site Plan”), and as confirmed in writing by the parties as soon as reasonably practicable following the Surrender Date, subject to the following:
(a)    Except as otherwise specified in this First Amendment, Tenant shall surrender the Surrendered Premises to Landlord in accordance with the terms of the Lease governing surrender of the Existing Leased Space, including, without limitation, the applicable provisions of Paragraph 11 and Paragraph 18 of the Original Lease; provided, however, that, other than any Excluded Property, Tenant shall not be obligated to remove any “Tenant-Made Alterations” (as that term is defined in Paragraph 11 of the Original Lease) from the Surrendered Premises, notwithstanding any term or condition of this First Amendment or the Original Lease, including without limitation, the terms and conditions of Paragraph 11 and Paragraph 18 of the Original Lease. In particular, Tenant shall remove from the Surrendered Premises, on or before the Surrender Date, the trade fixtures, movable furnishings and other personal property of Tenant, together with those other items listed in attached Exhibit “D” (collectively, the “Excluded Property”). Accordingly, as of the Surrender Date, Landlord shall accept the Surrendered Premises in its “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition.
(b)    On and as of the Surrender Date, Tenant shall and hereby agrees to release all of its right, title and interest in and to the Surrendered Premises, subject, however, to Tenant’s “Right of First Refusal” (as defined below) pertaining to such Surrendered Premises and, further, Tenant’s right to use and access (i) the “Utility Room” (as defined below) and (ii) the Surrendered Premises as and to the extent part of the “Common Areas” (as defined below). Except as otherwise specified in this First Amendment or as and to the extent part of the Common Areas, Tenant agrees that Tenant shall have no further right to use, occupy or have possession of the Surrendered Premises or any portion thereof following the Surrender Date, except in connection with, if any, Tenant’s exercise of its Right of First Refusal in accordance with the terms and conditions of this First Amendment. Notwithstanding anything herein or in the Original Lease to the contrary, Tenant hereby acknowledges and agrees to be fully responsible and liable to Landlord and to immediately reimburse Landlord for any and all damages incurred by Landlord due to any holding over by Tenant of the Surrendered Premises from and after the Surrender Date and, specifically, to pay rent with respect to the Surrendered Premises during any such holdover period in accordance with the terms of the Original Lease otherwise due and payable by reason of any such holdover.

(c)    Subject to subparagraph 3(e) below, except as and to the extent Tenant shall exercise its Right of First Refusal for any part or all of the Surrendered Premises and, then, take possession, use or occupy any part or all of the Surrendered Premises, or, further, except in connection with Tenant’s use of, and access to (i) the Utility Room and (ii) the Surrendered Leased Land as and to the extent part of the “Common Areas” (as defined below), with respect to the Surrendered Premises only and/or as otherwise specified in this First Amendment, Landlord agrees, from and after the Surrender Date, (i) to forever release and discharge Tenant from all duties, obligations, covenants, agreements and liabilities of Tenant, whether arising under the Original Lease, this First Amendment or otherwise, pertaining to the Surrendered Premises, and (ii) not to make any demands or assert any claims pertaining to such duties, obligations, covenants, agreements or liabilities, whether arising under the Original Lease, this First Amendment or otherwise, pertaining to the Surrendered Premises, including without limitation with respect to any Tenant-Made Alterations located within the Surrendered Premises. Notwithstanding any term or condition of the Original Lease or this First Amendment, and in consideration of the terms and conditions of this First Amendment, Landlord, by the execution hereof, agrees not to make or assert any claim of default under the Lease relating to the Surrendered Premises by reason of any actions or omissions of Tenant on or before the Effective Date, including without limitation with respect to any Tenant-Made Alterations located within the Surrendered Premises.
(d)    Subject to subparagraph 3(e) below, except as and to the extent Tenant shall exercise its Right of First Refusal for any part or all of the Surrendered Premises and, then, take possession, use or occupy any part or all of the Surrendered Premises, or, further, except in connection with Tenant’s use of, and access to (i) the Utility Room and (ii) the Surrendered Leased Land as and to the extent part of the “Common Areas” (as defined below), with respect to the Surrendered Premises only and except as otherwise specified in this First Amendment, Tenant agrees, from and after the Surrender Date, (i) to forever release and discharge Landlord from all obligations, covenants, agreements and liabilities of Landlord, whether arising under the Original Lease, this First Amendment or otherwise, pertaining to the Surrendered Premises, and (ii) not to make any demands or assert any claims pertaining to such obligations, covenants, agreements and liabilities under the Original Lease, this First Amendment or otherwise pertaining to the Surrendered Premises after the Surrender Date. Notwithstanding any term or condition of the Original Lease or this First Amendment, and conditions of this First Amendment, Tenant, by the execution hereof, agrees not to make or assert any claim of default under the Lease relating to the Surrendered Premises by reason of any actions or omissions of Landlord on or before the Effective Date.
(e)    Except as otherwise specified herein (including without limitation, Tenant’s Right of First Refusal and right to use and access the Utility Room), with respect to the Surrendered Premises only, Landlord and Tenant acknowledge and agree that (i) Tenant shall continue to be fully liable to Landlord to the extent set forth in the Original Lease for any claim for personal injury or property damage arising from events occurring on or prior to the later of the Surrender Date or the date Tenant actually vacates and surrenders the Surrendered Premises to Landlord in the condition required by this Paragraph 3, (ii) Landlord shall continue to be fully liable to Tenant to the extent set forth in the Original Lease for any claim for personal injury or property damage arising from events occurring on or prior to the Surrender Date, (iii) each shall continue to be fully liable to the other to the extent set forth in the Original Lease for any payments or refunds or credits relating to any reconciliation of any utilities, taxes, insurance costs, maintenance costs and/or other reimbursables payable under the Original Lease and attributable to periods up to the Surrender Date, (iv) each shall continue to be fully liable to the other for any breach of any obligation under this Paragraph 3, and (v) each shall continue to be fully liable to the other for such other matters that are expressly provided in the Original Lease to survive any such termination and surrender of the Surrendered Premises under this First Amendment and the Original Lease, including without limitation, Tenant’s Right of First Refusal and Landlord’s other covenants and obligations pertaining to Landlord’s or its tenants’ use, occupancy or lease of the Surrendered Premises from and after the Surrender Date.
(f)    With respect to the Surrendered Premises only, except as and to the extent Tenant shall exercise its Right of First Refusal for any part or all of the Surrendered Premises and, then, take possession, use or occupy any part or all of the Surrendered Premises, or, further, except in connection with Tenant’s use of, and access to (i) the Utility Room and (ii) the Surrendered Leased Land as and to the extent part of the “Common Areas” (as defined below), Tenant covenants and agrees with Landlord, and Landlord covenants and agrees with Tenant, that Tenant or Landlord, as the case may be, shall make or cause to be made any further written assurances of the termination and the surrender of the Surrendered Premises as Landlord or Tenant, as the case may be, may reasonably require from time to time consistent with the terms and conditions of this First Amendment.
(g)    From and after the Surrender Date, Landlord shall keep and maintain the parking lot improvements situated on the Existing Leased Land (collectively, the “Parking Lot Improvements”) in good order, condition and repair and otherwise in a condition customarily associated with parking lot improvements situated on or used in connection with properties reasonably comparable or similarly-situated to the Existing Leased Land and the Building. All costs paid and incurred by Landlord in connection with such maintenance and repair of the Parking Lot Improvements (the “Parking Lot Maintenance Costs”) shall be deemed and constitute “Common Area Expenses” (as that term is defined below) for purposes of the Lease and this First Amendment, and Tenant shall be responsible, in accordance with Paragraph 7, below, for Tenant’s proportionate share of such Parking Lot Maintenance Costs; provided, however, that:
(i)    In no event shall Tenant’s proportionate share of the aggregate Parking Lot Maintenance Costs incurred and paid by Landlord during the first three (3) years of the Extension Term exceed Twenty-Five Thousand Dollars ($25,000) per year over such three (3) year period [up to $75,000.00, in the aggregate];
(ii)    Landlord shall perform, or cause to be performed, the maintenance and repair work relating to the Parking Lot Improvements, in accordance with subparagraph 6(b), below, and in the event Landlord shall fail to so perform, or cause such maintenance or repair work to be so performed, Tenant shall have the rights, and shall be entitled to exercise the remedies, set forth in subparagraph 6(b), below; and

(iii)    If, at any time during the Lease Term, and from and after the Surrender Date, Landlord reasonably determines, consistent with this subparagraph 3(g), that all or a substantial portion of the Parking Lot Improvements must be replaced (the “Parking Lot Replacement Determination”), Landlord shall so notify Tenant, in writing, and include within such notice a written evaluation of the required Parking Lot Improvements prepared by a duly licensed and qualified parking lot improvement contractor (the “Parking Lot Improvement Contractor”) setting forth the justification for such Parking Lot Replacement Determination, whereupon Tenant shall have the right to object thereto within five (5) business days by so notifying Landlord, in writing, and setting forth in such notice the basis for such objection and designating a duly licensed and qualified parking lot improvement contractor to review such determination, whereupon Landlord shall, within five (5) business days after receipt of such Tenant notice, designate a third alternative duly licensed and qualified parking lot improvement contractor to review such determination, and within thirty (30) days after such Tenant notice, the Parking Lot Improvement Contractor, Tenant’s designated alternative parking lot improvement contractor and Landlord’s designated alternative parking lot improvement contractor shall meet to review the Parking Lot Replacement Determination and shall within such thirty (30) day period, conclude, by not less than majority vote, whether any modifications to the Parking Lot Replacement Determination are necessary or appropriate in accordance with good industry standards and practices, and such determination will be binding upon Landlord and Tenant; provided further that:
(A)    Tenant shall be solely responsible for any fees charged by Tenant’s designated alternative parking lot improvement contractor and Landlord’s designated alternative parking lot improvement contractor for such review and determination; and
(B)    All costs and expenses incurred and paid by Landlord in connection with any Parking Lot Replacement Determination (as may be modified in accordance herewith) shall be deemed and constitute capital expenditures that are Common Area Expenses, and, accordingly, for purposes of determining Tenant’s proportionate share of annual Common Area Expenses, shall be amortized, at an interest rate of 8% per annum, over a period not less than the useful life of such replaced parking lot improvements, as reasonably determined by the Parking Lot Improvement Contractor, or in the event Tenant objects to such determination, by so notifying Landlord, in writing, as determined by a panel of parking lot improvement contractors appointed in accordance with this subparagraph 3.g.(iii).
4.    Confirmation of Premises. Landlord and Tenant hereby confirm, stipulate and agree that, for all periods on and after the Surrender Date, the term “Premises” shall be amended to mean, and shall consist of, collectively, (i) 330,234 square feet of space within the Building (the “Revised Leased Space”), and (ii) the Land adjoining such 330,234 square feet of space (the “Revised Leased Land”), all as more particularly depicted and described on attached Exhibit “E”. Further, Tenant’s right to use and occupy the Premises in accordance with this Lease shall include the right to use in common with Landlord and any tenants of the Surrendered Premises, the

“Common Areas” (as defined below).
5.    Base Rent. Landlord and Tenant hereby agree that effective on February 1, 2013 and continuing throughout the remainder of the Extension Term, the Monthly Base Rent for the Premises shall be as follows:
February 1, 2013 - January 31, 2015 - $136,221.52 per month ($4.95/rsf/annum)1
February 1, 2015 - January 31, 2016 - $138,945.96 per month ($5.049/rsf/annum)
February 1, 2016 - January 31, 2017 - $141,725.42 per month ($5.150/rsf/annum)
February 1, 2017 - January 31, 2018 - $144,532.41 per month ($5.252/rsf/annum)
February 1, 2018 - January 31, 2019 - $147,449.48 per month ($5.358/rsf/annum)
February 1, 2019 - January 31, 2020 - $150,366.55 per month ($5.464/rsf/annum)
February 1, 2020 - January 31, 2021 - $153,393.69 per month ($5.574/rsf/annum)
February 1, 2021 - January 31, 2022 - $156,448.36 per month ($5.685/rsf/annum)
February 1, 2022 - January 31, 2023 - $159,585.58 per month ($5.799/rsf/annum)
6.    First Amendment Improvements; First Amendment Allowance; Other Improvements.
(a)    Notwithstanding anything in the Lease to the contrary, Tenant is currently in possession of the Premises and, subject to any obligations, continuing, cost or otherwise, of Landlord under the Original Lease or this First Amendment, Tenant hereby accepts the Premises throughout the Extension Term, in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and, except as otherwise specified in this First Amendment (including without limitation those obligations of Landlord as set forth below), Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Premises at any time through the expiration of the Extension Term, except that, notwithstanding the foregoing, Landlord, at Landlord’s sole cost and expense, utilizing standard building equipment, materials and methods, shall (collectively “Landlord’s Work”):
(i)    with not less than thirty (30) days advance, written notice to Tenant and, then, within ninety (90) days following any such notice (the “Completion Date”), take or cause to be taken such actions as may be necessary or appropriate to (A) erect a demising wall between the Revised Leased Space and the Surrendered Lease Space as may be necessary or appropriate to permanently and adequately secure the Revised Leased Space from the Surrendered Leased Space, (B) construct and establish a separate, commercially reasonable main entrance for the business, office and personnel areas part of the Surrendered Space, and (C) further,
1    For purposes of this First Amendment and the Original Lease, “rsf” means “rental square feet” or “rentable square footage.”

provide Tenant with commercially reasonable and sufficient access to such equipment or facilities as or to the extent the same are not located within the Premises and as may be otherwise necessary to permit Tenant to use, repair or maintain utility equipment and facilities serving the Premises, including without limitation installing such doors or passage ways within or around the Building, again, all at Landlord’s sole cost and expense, to facilitate such access, use, repair and/or maintenance to any such equipment and facilities and, further, to that certain utility room situated along the west wall of the Building as shown on the attached Site Plan (the “Utility Room”), all in accordance with plans and specifications approved, in advance, by Tenant (said approval not to be unreasonably withheld, conditioned or delayed);
(ii)    no later than thirty (30) days following the Surrender Date, install such equipment or facilities within the Building or otherwise as may be necessary or appropriate to cause all utilities usage within the Surrendered Premises to be separately metered from any utilities usage within the remaining Premises; and
(iii)    as soon as reasonably practicable following the date (the “Replacement Date”) a duly licensed and qualified roofing contractor, mutually acceptable to Landlord and Tenant (for purposes of this Amendment, Utah Tile and Roofing, Inc., a Utah corporation (“Utah Tile”), shall be deemed by Landlord and Tenant as so qualified and acceptable, but in any case, the “Roofing Contractor”), determines, by written notice to Landlord and Tenant (the “Roofing Contractor Notice”) that it is necessary and appropriate to replace the roof system of the Building (excluding any structural elements of the roof), in whole or in part (a “Roof System Replacement Determination”), Landlord shall cause the roof system of the Building, or such portion thereof that is the subject of such Roof System Replacement Determination, to be replaced in accordance with plans and specifications approved, in advance, by Landlord and Tenant, said approval not to be unreasonably withheld, conditioned or delayed (the “Roof System Replacement Work”); provided however that
(A)    Tenant shall not be liable, cost or otherwise, for any costs incurred by Landlord to perform or to cause the Roof System Replacement Work to be performed (collectively, the “Roof System Replacement Cost”);
(B)    No portion of the Roof System Replacement Cost shall be deducted from, or constitute any portion of, the “First Amendment Allowance” (as defined below) available to Tenant for the alteration, improvement or modification of the Premises;
(C)    No portion of the Roof System Replacement Costs shall be considered a Common Area Expense or otherwise the responsibility, cost or otherwise, of Tenant.
(D)    Landlord shall deliver to Tenant thirty (30) days prior written notice (except in the event of an emergency repairs or replacement work shall be necessary, in which event Landlord shall provide such notice as is reasonable) of the commencement of any Roof System Replacement Work;
(E)    Tenant, upon written notice to Landlord shall have the right to cause the Roofing Contractor to initiate such work or inspections of the roof system of the Building as may be necessary or appropriate to enable the Roofing Contractor to render a Roof System Replacement Determination within thirty (30) days after Landlord’s receipt of such notice;
(F)    Upon Tenant’s receipt of any Roof System Replacement Determination, Tenant shall have the right to object thereto within five (5) business days by so notifying Landlord and the Roofing Contractor, in writing, and setting forth in such notice the basis for such objection and designating an alternative duly licensed and qualified roofing contractor to review such Roof System Replacement Determination, whereupon Landlord shall, within five (5) business days after receipt of such Tenant notice, designate a third alternative duly licensed and qualified roofing contractor to review such Roof System Replacement Determination, and within thirty (30) days after such Tenant notice, the Roof Contractor, Tenant’s designated alternative roofing contractor and Landlord’s designated alternative roofing contractor shall meet to review the Roof System Replacement Determination and shall, within such time, conclude, by majority vote, whether any modifications to the Roof System Replacement Determination are necessary or appropriate in accordance with good roofing industry standards and practices, and such determination will be binding upon Landlord and Tenant, provided that Tenant shall be solely responsible for any fees charged by Tenant’s designated alternative roofing contractor and Landlord’s designated alternative roofing contractor for such review and determination;
(iv)    Notwithstanding anything in the Original Lease or this First Amendment to the contrary, following completion of the Roof System Replacement Work (whether all or a portion of the roof is replaced), Landlord shall become responsible, as a Common Area Expense, except as and to the extent caused by, arising from or relating to defective or warranty work in connection with the Roof System Replacement Work, for maintaining and repairing the entire roof of the Building and Tenant shall no longer have the right to enter onto or access the roof of the Building without Landlord’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.
(b)    Landlord, as and to the extent commercially reasonable, shall effect and complete the Landlord’s Work in compliance with all applicable laws, rules and regulations, and in such a manner as will not interfere with, and cause minimal disturbance to, Tenant’s continued use and occupancy of the Premises, including without limitation undertaking the Landlord’s Work after normal business hours when necessary or appropriate; and provided that, in the event the Landlord shall fail to so substantially complete the Landlord’s Work on or before, as the case may be, the Surrender Date, the Replacement Date or the Completion Date (minor punch-list items only excepted), then, provided Tenant has given Landlord written notice (“Landlord’s Work Second Notice”) specifying in reasonable detail such default and containing in bold upper case letters (in

16 point font or larger) the phrase “FINAL REQUEST – TENANT ENTITLED TO SELF HELP REMEDY UNDER LEASE”), and Landlord either (i) fails to commence to cure such breach within five (5) business days after receipt of Landlord’s Work Second Notice, or (ii) commences to cure such breach within five (5) business days after receipt of Landlord’s Work Second Notice but thereafter fails to diligently (subject to delays or interruptions directly caused by Tenant or occasioned by Force Majeure) prosecute such cure to completion, then and in such event, Tenant may take commercially reasonable actions to cure such breach of Landlord’s Work, in which event Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred and paid by Tenant in connection therewith within thirty (30) days after Tenant’s delivery to Landlord of an invoice therefor, together with reasonable supporting documentation for such reasonable costs and expenses. In the event Landlord does not timely pay to Tenant such costs and expenses incurred and paid by Tenant, Tenant shall be entitled to exercise any and all rights or remedies, at law or in equity, to recover any such amounts, together with interest at the rate of eight percent (8%) from the date such amounts were invoiced until paid by Landlord, a late charge equal to three percent (3%) of the amounts invoiced, and reasonable attorneys’ fees and costs of litigation, if any, incurred by Tenant by reason of, or in connection with, any such nonpayment by Landlord, from Landlord notwithstanding any other terms or conditions of the Lease.
(c)    Notwithstanding the foregoing, Landlord agrees to provide Tenant with an improvement allowance of up to EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00) (the “First Amendment Allowance”) to be applied to the cost of Tenant performing improvements to the Premises (inclusive of the Revised Lease Space) in accordance with and subject to the terms and provisions of Paragraph 11 of the Lease and this First Amendment (the “First Amendment Improvements”); provided that, in any case, so long as the First Amendment Improvements shall be reasonably necessary or appropriate for the continued use and occupancy of the Premises (inclusive of the Revised Lease Space) by Tenant from and after the Surrender Date by reason of the surrender of the Surrendered Premises, Landlord’s approval of any such First Amendment Improvements shall not be unreasonably withheld, conditioned or delayed in any respect. In the event that the entirety of the First Amendment Allowance shall not be used by Tenant on or before December 31, 2013 for purposes of the First Amendment Improvements as contemplated under, or specified in, this First Amendment, Tenant then shall have the right and option to offset any Monthly Base Rent payments thereafter due or payable by Tenant by the remaining balance of the First Amendment Allowance.
(d)    Notwithstanding anything in this First Amendment to the contrary, the First Amendment Allowance shall be used in connection with, and for, the planning, design, engineering, and/or construction of the First Amendment Improvements and, further, shall be payable, from time to time, by Landlord to Tenant within ten (10) business days after written request of Tenant following the completion, in whole or in part, of any of the First Amendment Improvements or “Tenant-Made Alterations” (as defined in the Original Lease) (individually or collectively, the “Tenant’s Work”); provided that, in connection with any such request by Tenant, Tenant shall furnish Landlord with the following (as and to the extent applicable to any such request and in lieu of any similar requirements in Paragraph 11 of the Original Lease):

(i)affidavits of the contractor or contractors performing the Tenant’s Work, to the effect that the Tenant’s Work has been completed and any other approved finish plans and specifications and that all contractors, subcontractors, laborers and material suppliers, supplying labor or material for the Tenant’s Work, have been paid in full;
(ii)a waiver of lien with respect to the Premises, executed by the contractor or contractors and, if reasonably requested by Landlord and as and to the extent necessary and commercially practicable, waivers of lien executed by subcontractors supplying labor or materials for the Tenant’s Work;
(iii)written certification by Landlord’s architect, contractor, engineer or other agent that Tenant has completed the Tenant’s Work in accordance with the terms of this Lease, together with, as and to the extent applicable, a certificate of occupancy from the appropriate municipal authority;
(iv)Tenant has delivered to Landlord a copy of the certificate of occupancy, final or temporary, for the Tenant’s Work as and to the extent required by any applicable governmental authority by reason of the Tenant’s Work, and if such copy of the certificate of occupancy is a temporary certificate of occupancy, then Tenant shall deliver to Landlord a final certificate of occupancy within sixty (60) days thereafter or, so long as Tenant’s use and occupancy shall not be adversely affected thereby and, further, the temporary certificate of occupancy shall continue in force, as soon as reasonably practicable; and
(v)except to the extent furnished to Landlord in advance of the Tenant’s Work and, then, only to the extent necessary to show any deviations therefrom, complete “as-built” drawings of the Tenant’s Work, showing, in addition to such other items as may be reasonably requested by Landlord, at a minimum HVAC, electrical, plumbing, and other similar elements of the Tenant’s Work; provided that, notwithstanding the foregoing, Landlord shall have the right to withhold, in connection with any such payment, an amount not to exceed ten percent (10%), or such other, lesser amount as may be customary in Salt Lake County, Utah, of any such payment, for protection against mechanic’s and materialmens’ liens by subcontractors and suppliers for the Tenant’s Work; and provided that, upon substantial completion of the Tenant’s Work (minor Punch-list items excepted), any such retained amounts then shall be paid to Tenant within thirty (30) days thereafter.
(e)    Subject to “Force Majeure” (as defined below), such First Amendment Improvements shall be substantially completed by Tenant on or before July 1, 2013, in accordance with any and all Applicable Laws, including without limitation the Americans with Disabilities Act of 1990, as amended, the regulations promulgated thereunder, or any interpretation thereof, and, further, with the plans and specifications therefor approved by Landlord (said approval not to be unreasonably withheld, conditioned or delayed), as certified to Landlord by Tenant’s general contractor and architect or, any other person reasonably approved by Landlord; provided that, notwithstanding any term or condition of the Lease, except as otherwise consented to Landlord in connection with any approval by Landlord of the Tenant’s Work or any Tenant-Made Alterations (which consent shall not be unreasonably withheld, conditioned or delayed), Tenant shall not have any obligation to remove any part or all of any existing or hereafter approved Tenant-Made Alterations or any component of the Tenant’s Work during the Lease Term or upon the expiration or earlier termination of the Lease Term (in accordance with the Lease or this First Amendment) (the “Revised Leased Land Expiration Date”). Accordingly, the third sentence of the first subparagraph of Paragraph 11 of the Original Lease shall be, and hereby is, revised to read: “In addition, except as and to the extent part of the First Amendment Improvements and/or to be paid from the First Amendment Allowance, Tenant shall not make any other Tenant-Made Alternations costing in excess of $50,000 in each instance or $250,000 in the aggregate during any three (3) year period or $500,000 in the aggregate during the term of this Lease without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.” Similarly, the fifth sentence of the first subparagraph of Paragraph 11 of the Original Lease shall be, and hereby is, revised to read: “All plans and specifications and contracts for any Tenant-Made Alterations shall be submitted to Landlord for its approval, which shall not be unreasonably withheld, conditioned or delayed.” Notwithstanding the terms or conditions of Paragraph 11 of the Original Lease, no payment bonds or other similar security shall be required for any part of the Tenant’s Work part of the First Amendment Improvements and, further, the last two sentences of the first subparagraph of Paragraph 11 of the Original Lease shall not apply to any part of the Tenant’s Work part of the First Amendment Improvements. Notwithstanding anything in the Original Lease or this First Amendment to the contrary, when approving any Tenant’s Work or Tenant-Made Alterations (other than any Tenant’s Work or Tenant-Made Alterations existing as of the Effective Date), Landlord shall have the right to require, Tenant to remove such Tenant’s Work or Tenant-Made Alterations upon the expiration of the Lease Term or earlier termination of the Lease (in accordance with the Lease or this First Amendment), if Landlord so requires at the time Landlord consents to such Tenant’s Work or Tenant-Made Alterations and, in the event Landlord shall not so require at the time of such consent, Tenant shall have the right, but not the obligation to remove any such Tenant’s Work or Tenant-Made Alterations upon expiration of the Lease Term or earlier termination of the Lease (in accordance with the Lease or this First Amendment), and Tenant shall repair any damage to the Premises caused by such removal.
(f)    Notwithstanding any other term or condition of the Lease, except (i) for trade fixtures, furnishings, personal property or furniture of Tenant within the Revised Leased Space following the Surrender Date or (ii) unless otherwise consented to by Landlord as specified in subparagraph 6(e), above, in connection with Landlord’s approval of any Tenant-Made Alterations following the Surrender Date, Tenant shall not have any obligation to remove any Tenant-Made Alterations made by or at the direction of Tenant on or before the Effective Date, whether within the Surrendered Premises or elsewhere on the Existing Leased Land. Subject to the terms and provisions in the last sentence of this Paragraph 6(f), Landlord, by the execution hereof, agrees not to make or assert any claim of default against Tenant under the Lease by reason of any actions or omissions of Tenant relating to the Premises occurring or arising on or before the Effective Date, including without limitation with respect to any Tenant-Made Alterations, and Landlord herby expressly releases and waives any and all such claims, if any, against Tenant notwithstanding any other term of condition of this First Amendment or the Original Lease.

Subject to the terms and provisions in the last sentence of this Paragraph 6(f), Tenant, by the execution hereof, agrees not to make or assert any claim of default against Landlord or the “landlord” under the Lease by reason of any actions or omissions of Landlord relating to the Premises occurring or arising on or before the Effective Date, and Tenant herby expressly releases and waives any and all such claims, if any, against Landlord notwithstanding any other term of condition of this First Amendment or the Original Lease. Notwithstanding the previous two (2) sentences of this Paragraph 6(f), Landlord and Tenant acknowledge and agree that (A) Tenant shall continue to be fully liable to Landlord to the extent set forth in the Original Lease for any claim for personal injury or property damage arising from events occurring on or prior to the Revised Leased Land Expiration Date, (B) Landlord shall continue to be fully liable to Tenant to the extent set forth in the Original Lease for any claim for personal injury or property damage arising from events occurring on or prior to the Revised Leased Land Expiration Date, (C) each shall continue to be fully liable to the other to the extent set forth in the Original Lease for any payments or refunds or credits relating to any reconciliation of any utilities, taxes, insurance costs, maintenance costs and/or other reimbursables payable under the Original Lease and attributable to periods up to the Revised Leased Land Expiration Date, (D) each shall continue to be fully liable to the other for any breach of any obligation under this Paragraph 6, (E) each shall continue to be liable and responsible for all obligations, responsibilities and liabilities of each party relating to the Premises and the Common Areas as expressly set forth in this First Amendment, including, without limitation, Paragraphs 3(g) and 6(a)(iii) of this First Amendment, and (F) each shall continue to fully liable to the other for such other matters that are expressly provided in the Original Lease to survive the Revised Leased Land Expiration Date.
(g)    Except as otherwise expressly provided in this First Amendment, Tenant acknowledges and agrees that any obligations of Landlord in the Original Lease to construct the Building, complete leasehold improvements and/or furnish allowance(s) with respect to the Existing Premises (excluding, for purposes hereof, the First Amendment Allowance), including, but not limited to, Landlord’s obligations under the Construction Addendum to the Original Lease, have been completed and/or satisfied in their entirety, and any provisions in the Lease pertaining to such obligations are hereby null and void and of no further force or effect.
(h)    Landlord shall not use or occupy the Surrendered Premises, and shall not suffer or permit any tenant or occupant of the Surrendered Premises to use or occupy the Surrendered Premises, for purposes of the development, manufacture, marketing or distribution of branded or private label vitamins, nutritional supplements, nutritional drinks and/or nutrition bars, or activities ancillary, reasonably related or incidental thereto (a “Competing Business” under subparagraph 36(s) of the Lease) or, further, for the manufacture of pesticides, paints, solvents, petroleum products, detergents or other caustic or poisonous chemicals, or any industrial or manufacturing processes which produce noxious odors or gases, whether directly or as a by-product of such processes, whether or not any such uses or processes are permitted uses of the Surrendered Premises under applicable law. The covenants and obligations of Landlord set forth in this subparagraph shall constitute covenants running with the Existing Leased Land and the Premises for the benefit of Tenant during the Lease Term and shall survive Tenant’s surrender of the Surrendered Premises.

7.    Common Areas; Common Area Expenses; Maintenance Obligations. From and after the Surrender Date, since the Premises thereafter shall not consist of the entire Building and the entire Existing Leased Land, Tenant shall be responsible for and shall pay its proportionate share of “Common Area Expenses” pertaining to the “Common Areas” (as each term is defined below), such proportionate share being 79.3% (330,234 sq. ft./416,634 sq. ft.) of the Common Area Expenses. Accordingly, from and after the Surrender Date, Landlord shall be responsible for (a) any and all maintenance, repair, restoration, and/or replacement, as necessary or appropriate, for the Common Areas, (the “Landlord’s Maintenance Work”), including without limitation maintaining, repairing and replacing the parking lot, landscaping, lighting and irrigation systems in the Common Areas; and snow removal for that portion of the Land identified as “Common Areas” on the attached the Site Plan, (b) any and all maintenance, repair, restoration, and/or replacement, as necessary or appropriate, for the structural components or the exterior of the Building and that part of the Building roof system part of the Surrendered Premises (collectively, the “Building Components”), and (c) further, for maintaining, repairing and replacing all equipment serving the entire Common Areas or the entire Building (collectively, the “Common Area Facilities”); provided that, the roof system of the Building shall not be deemed or considered part of the Common Areas until completion of the Roof System Replacement Work, after which such roof system shall become a part of the “Common Areas”, provided that the costs of any subsequent roof system replacement work or any subsequent extensive roof system repair costs shall not be deemed or constitute Common Area Expenses. The term “Common Area Expenses” shall mean, except as otherwise specified in this First Amendment (i) all costs and expenses reasonably incurred by Landlord in maintaining, repairing and replacing the Common Areas, the Building Components and the Common Area Facilities and customarily associated with any such maintenance, repair or replacement for similarly-situated and comparable buildings, (ii) “taxes” (as that term is defined in Paragraph 8 of the Original Lease) pertaining to the Land and the Building, and (ii) the cost of insurance coverage for the Land and the Building as set forth in Paragraph 10 of this First Amendment, except that, notwithstanding the foregoing or any other term of the Lease, Common Area Expenses shall not include any costs or expenses related to, or incurred by reason of, any loss, damage, destruction, repair, maintenance, restoration, or replacement necessary or by reason of the gross negligence or willful misconduct of Landlord or its other tenants, or their respective agents, employees or contractors. Further, as part of the Landlord’s Maintenance Work, Landlord shall be responsible for maintaining all portions of the Surrendered Premises in good condition and repair including, throughout the Lease Term, the roof system of the Building (as and to the extent part of the Surrendered Premises) in good condition and repair, which maintenance and/or repair shall be undertaken by Landlord, at Landlord’s sole cost and expense (subject to reimbursement by Tenant as and to the extent any damage, destruction, repair, maintenance, restoration, or replacement shall be necessary by reason of the neglect, fault or omission, for which Tenant shall be solely liable, cost or otherwise).
Notwithstanding anything in Paragraph 10 of the Original Lease to the contrary, Tenant, at Tenant’s sole cost and expense, shall continue to maintain all portions of the Premises in good condition and repair, including, throughout the Lease Term, the roof of the Building (as and to the extent part of the Premises) in good condition and repair and free from all leaks, which maintenance and/or repair shall be undertaken by Tenant at Tenant’s sole cost and expense (subject to reimbursement by Landlord as and to the extent any damage, destruction, repair, maintenance, restoration, or replacement shall be necessary by reason of the gross negligence or willful misconduct of Tenant, its agents, employees or contractors); provided that, notwithstanding the foregoing or any other term or condition of this First Amendment or the Original Lease, Tenant shall not have any obligation or liability, cost or otherwise, for any Hazardous Materials or Environmental Requirements except as and to the extent specified in the Original Lease or this First Amendment.
In the event Landlord does not maintain, repair, restore or replace, as necessary or appropriate, the Common Areas as set forth in the preceding paragraph (following Landlord’s receipt of all applicable notices and the expiration of all cure periods as provided in the Lease) and such failure by Landlord adversely affects Tenant’s use of the Premises (the “Landlord Maintenance Breach”), then, provided Tenant has given Landlord written notice in addition to the above notice (“Landlord’s Second Notice”) specifying in reasonable detail such default and containing in bold upper case letters (in 16 point font or larger) the phrase “FINAL REQUEST – TENANT ENTITLED TO SELF HELP REMEDY UNDER LEASE”), and Landlord either (i) fails to commence to cure such Landlord Maintenance Breach within five (5) business days after receipt of Landlord’s Second Notice, or (ii) commences to cure such Landlord Maintenance Breach within five (5) business days after receipt of Landlord’s Second Notice but thereafter fails to diligently (subject to delays or interruptions directly caused by Tenant or occasioned by Force Majeure) diligently prosecute such cure to completion, then and in such event, Tenant may take commercially reasonable actions to cure such Landlord Maintenance Breach by Landlord, in which event Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred and paid by Tenant in connection therewith within thirty (30) days after Tenant’s delivery to Landlord of an invoice therefor, together with reasonable supporting documentation for such reasonable costs and expenses. In the event Landlord does not timely pay to Tenant such costs and expenses incurred and paid by Tenant, Tenant shall be entitled to exercise any and all rights or remedies, at law or in equity, to recover any such amounts, together with interest at the rate of eight percent (8%) from the date such amounts were invoiced until paid by Landlord, a late charge equal to three percent (3%) of the amounts invoiced, and reasonable attorneys’ fees and costs of litigation, if any, incurred by Tenant by reason of, or in connection with, any such nonpayment by Landlord, from Landlord notwithstanding any other terms or conditions of the Lease.
8.    Utilities. Subject to subparagraph 6(a)(ii) of this First Amendment, Tenant, at Tenant’s sole cost and expense, shall continue to pay directly to the applicable utility providers all service charges for water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection and other utilities and services, which, at Landlord’s sole cost and expense, shall be separately metered or otherwise separately allocated to the Premises; provided that, notwithstanding the foregoing, Landlord, at its sole cost or expense (except as and to the extent part of the Common Areas or otherwise the responsibility of any other tenant, person or entity), shall be responsible for water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection and other utilities and services for the Surrendered Premises, and, subject to Paragraph 7 of this First Amendment, for the Common Areas.
9.    Insurance. Notwithstanding anything to the contrary in Paragraph 9 of the Original Lease, Landlord, as a Common Area Expense, shall maintain during the Term (i)  fire and extended coverage insurance on the insurable portions of the Building and the Land in an amount not less than the fair replacement value thereof, subject to reasonable deductibles, (ii) commercial general liability insurance with a combined single limit coverage of at least $5,000,000.00 per occurrence, and (iii) such other insurance maintained by Landlord for the Premises and the Building as reasonably determined by Landlord. All such insurance policies shall be issued by insurance companies reasonably acceptable to Landlord and otherwise shall be subject to the terms and conditions of the Original Lease.
10.    Restoration. Paragraph 12 of the Original Lease shall be, and hereby is, deleted in its entirety and replaced with the following:
If that portion of the Building in which the Premises is situated is totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction and rent shall be accounted for as between Landlord and Tenant as of that date. If such portion of the Building is damaged but not wholly destroyed by any such casualty, rent shall abate in such proportion as use of the Premises has been destroyed, and Landlord shall restore the such portion of the Building within two hundred seventy (270) days following any such casualty to substantially the same building shell condition that Original Landlord delivered to Tenant under the Original Lease, whereupon full rent shall recommence; provided, however, that if (i) such portion of the Building is more than fifty percent (50%) damaged or destroyed, in Landlord's reasonable judgment, or (ii) such portion of the Building is damaged or destroyed during the last twelve (12) months of the Extension Term, or (iii) a Mortgagee does not make available insurance proceeds for rebuilding or repair, then and in any such events, Landlord may, at its option, terminate this Lease by delivering notice in writing to Tenant within sixty (60) days after the day of such occurrence. Landlord may also elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, or the Building: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”) the Building or the Premises, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed fifty percent (50%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to any portion of the Building or the Premises by uninsured casualty, the cost of Restoration of the Building or the Premises, in the reasonable opinion of Landlord, exceeds $500,000; or (iii) where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds fifty percent (50%) of the replacement cost of the Premises; or (iv) if Landlord has not obtained appropriate zoning approvals for reconstruction of the Building or Premises. Any such termination shall be made by thirty (30) days’ prior written notice to Tenant given within ninety (90) days of the date of such damage or destruction. If this Lease is not terminated by Landlord and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, the Monthly Base Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration materially interfere with Tenant’s business in the Premises). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises or the Building.
11.    Signage. Notwithstanding anything in Paragraph 32 of the Original Lease to the contrary, Landlord shall have the right (i) to display “for lease” and other brokerage type signs on the Land in a location reasonably determined by Landlord for purposes of leasing the Surrendered

Premises, (ii) to grant to any tenant of the Surrendered Premises building and/or monument signage in a location, size and condition as reasonably determined by Landlord, so long as (A) Tenant shall have the right, without further cost or expense to Tenant, to utilize such monument signage and (B) such building signage does not interfere with or obstruct Tenant’s existing signage.
12.    Right of First Refusal. Landlord agrees to grant Tenant a one time right of first refusal to the Surrendered Space as more particularly described in Exhibit “E” to this First Amendment.
13.    Termination Option. Landlord agrees to grant Tenant a one-time right to terminate this Lease in accordance with the terms and provisions set forth in the attached Exhibit “F” to this First Amendment. Schiff Nutrition International, Inc., a Delaware corporation, is executing this First Amendment to consent, acknowledge and agree that Schiff Nutrition International, Inc. is jointly and severally liable with Tenant for the timely payment of any Termination Fee as defined and as set forth in Exhibit “F” of this First Amendment.
14.    Representations and Warranties. Landlord represents and warrants, as of the Effective Date (and with the understanding that, except as a matter of public record, otherwise known by Tenant or determined by a physical inspection of the Existing Leased Land, Tenant shall be entitled to rely thereon for purposes of this Lease), that;
(a)    Landlord has the requisite company authority and power to enter into this First Amendment and to consummate the transaction provided for herein. The execution and delivery by Landlord of this First Amendment has been duly authorized.
(b)    To the best of Landlord’s knowledge, the execution, delivery and performance by Landlord of its obligations under this Lease will not conflict with or result in a breach of any law, governmental rule, regulations, judgment, decree or order by which the Landlord is bound, or by any of the provisions of any contract to which Landlord is a party or by which Landlord is bound or Landlord’s Articles of Organization or Operating Agreement.
(c)    There is no action, suit, proceeding or investigation pending or, to the best of Landlord’s knowledge, threatened, before any agency, court or other governmental authority which relates to the Existing Leased Land or, to the best of Landlord’s knowledge, the Tenant’s use and occupancy of the Existing Leased Land or, from and after the Surrender Date, the Premises or the Common Areas.
Tenant represents and warrants, as of the Effective Date (and with the understanding that, except as a matter of public record, otherwise known by Landlord or determined by a physical inspection of the Existing Leased Land, Landlord shall be entitled to rely thereon for purposes of this Lease), that;
(d)    Tenant has the requisite corporate authority and power to enter into this First Amendment and to consummate the transaction provided for herein. The execution and delivery by Tenant of this First Amendment has been duly authorized.
(e)    To the best of Tenant’s knowledge, the execution, delivery and performance by Tenant of its obligations under this Lease will not conflict with or result in a breach of any law, governmental rule, regulations, judgment, decree or order by which the Tenant is bound, or by any of the provisions of any contract to which Tenant is a party or by which Tenant is bound or Tenant’s Articles of Incorporation or Bylaws.
(f)    There is no action, suit, proceeding or investigation pending or, to the best of Tenant’s knowledge, threatened, before any agency, court or other governmental authority which relates to the Existing Leased Land or, to the best of Tenant’s knowledge, the Tenant’s use and occupancy of the Existing Leased Land or, from and after the Surrender Date, the Premises or the Common Areas.
15.    Amendments to Original Lease; Deletion of Addendum 1, Addendum 2, Addendum 3, and Construction Addendum. Landlord and Tenant acknowledge and agree that:
(a)    The second subparagraph of Paragraph 9 of the Original Lease shall be, and hereby is, revised to read: “Landlord, Mortgagee and their agents and employees shall not be liable for, and Tenant hereby waives all claims against such parties for, damage to property, or interruption to business and losses occasioned thereby, sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord, Mortgagee or their respective agents or employees, as and to the extent any such damage or losses are covered by insurance carried by Landlord or Tenant, as the case may be, and, in any such event, Tenant shall look exclusively to the proceeds of its insurance to recover for any such damage. Similarly, Tenant and their agents and employees shall not be liable for, and Landlord and Mortgagee hereby waive all claims against such parties for, damage to property, or interruption to business and losses occasioned thereby, sustained by Landlord or any person claiming through Landlord resulting from any accident or occurrence in or upon the Premises from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Tenant or its agents or employees, as and to the extent any such damage or losses are covered by insurance carried by Landlord or Tenant, as the case may be, and, in any such event, Landlord shall look exclusively to the proceeds of its insurance to recover for any such damage. In furtherance hereof, any policies of property insurance shall, if obtainable, contain a waiver of the insurer's rights of subrogation.”
(b)    The following shall be, and hereby is, added as a new subparagraph to Paragraph 9 of the Lease: “Consistent with the foregoing, Landlord and Tenant hereby release each other from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to real or personal property on the Premises caused by fire or any other peril insured hereunder (or peril required to be insured hereunder), even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible. Landlord and Tenant shall each procure insurance policies with such a waiver of subrogation and with a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasing party to recover thereunder; provided, however, if policies with such a clause or endorsement shall not be obtainable or shall be obtainable only at a premium over that chargeable without such waiver, the party seeking such policy shall notify the other thereof, and the latter shall have ten (10) days thereafter either (a) to procure such insurance in companies reasonably satisfactory to the other party or (b) to agree to pay such additional premium. If neither (a) nor (b) are done, this subparagraph shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party.”
(c)    Addendum 1, Addendum 2 and Addendum 3, together with the Construction Addendum, to the Original Lease are hereby deleted, null and void and of no further force or effect.
(d)    The last sentence of Paragraph 7 of the Original Lease shall be deleted in its entirety and shall be replaced with the following: “No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent; provided, however, if an interruption or cessation of a utility service to the Revised Lease Space from a cause within the reasonable control of Landlord results in the Revised Lease Space being unusable by Tenant for the conduct of Tenant’s business, then Base Rent shall be abated commencing on that date which is five (5) consecutive business days following the date Tenant delivers written notice to Landlord of such interruption and continuing until either such utility service to the Revised Lease Space is restored or the Revised Lease Space is again usable for the conduct of Tenant’s business. If, however, Tenant reoccupies at least fifty percent (50%) of the Revised Lease Space during such abatement period, the Base Rent allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Revised Lease Space bears to the total Rentable Area of the Revised Lease Space, shall be payable by Tenant from the date Tenant reoccupies such portion of the Revised Lease Space. Such right to abate Base Rent shall be Tenant’s sole and exclusive remedy at law or in equity in the event of an interruption or cessation of a utility service to the Revised Lease Space.”
(e)    Paragraph 15 of the Lease shall be, and hereby is, revised to read as follows:
“15.    Indemnification. Except for the indemnified party's negligence, fault or omission, and to the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord, Mortgagee and their respective agents, employees and contractors, from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Premises and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under the provisions of this Paragraph 15. This indemnity shall survive the termination of this Lease. Further, except for the indemnified party's negligence, fault or omission, and to the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant and its agents, employees and contractors, from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Premises and arising from any activity, work, or thing done, permitted or suffered by Landlord in or about the Existing Leased Land or due to any other act or omission of Landlord, its tenants (except for Tenant), assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Landlord’s obligations under the provisions of this Paragraph 15. This indemnity shall survive the termination of this Lease.”
(f)    A new subparagraph to Paragraph 35 shall be, and hereby is, added as follows: “Any obligation or liability whatsoever of Tenant which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the trustees, directors, shareholders, officers, employees or agents of Tenant, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise. Any obligation or liability of Tenant which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to Tenant’s trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.”
(g)    Subparagraph 36(q) shall be, and hereby is, revised to read: “Except as otherwise specified in this Lease (as the same may be amended), any representations, warranties or covenants made by Landlord or Tenant, as the case may be, hereunder shall survive the termination of this Lease.”
16.    Notice. On and as of the Effective Date, Landlord and Tenant acknowledge and agree that the Notice Address for the parties, as set forth in subparagraph 36(c) of the Original Lease, shall be amended to be as set forth below, subject to each party’s right to further amend its respective Notice Address upon prior written notice to the other party.
Landlord’s Address for Notice:

Verde South 5070 West LLC
5347 San Felipe, Suite 4400
Houston, Texas 77057
Attn: Asset Management

Tenant’s Address for Notice:

Schiff Nutrition Group, Inc.
2002 South 5070 West
Salt Lake City, Utah
Attn: General Counsel

17.    Broker. Paragraph 13 of the Original Lease shall be, and hereby is, deleted in its entirety and replaced with the following:
Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this First Amendment other than with NAI West Commercial Real Estate (d.b.a. for American Commercial Real Estate Specialists Group LLC), and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent other than NAI West Commercial Real Estate, arising out of any breach of the foregoing warranty by Tenant or any purported or actual dealings by Tenant and any broker or agent other than NAI West Commercial Real Estate (the “Broker”) with respect to this First Amendment. Landlord warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this First Amendment other than Broker, whose commission, Landlord acknowledges and agrees, is payable solely by Landlord pursuant to a separate agreement, and Landlord agrees to indemnify Tenant and hold Tenant harmless from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent, including without limitation by Broker, either in connection with such separate agreement or otherwise, arising out of any breach of the foregoing warranty or such separate agreement by Landlord or any purported or actual dealings by Landlord and any broker or agent, including without limitation Broker, with respect to this First Amendment.
18.    Conflicts and Amendments. With the exception of those terms and conditions specifically modified and amended herein, and except for the terms and conditions of subparagraph 36(m) of the Original Lease (which shall be of no further force and effect by the execution of this First Amendment), the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall supersede and control.
19.    Facsimile and Counterparts; Attorneys’ Fees. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals. If any legal action or other proceeding is brought for the enforcement of this Lease, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Lease of this First Amendment, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, and any other reasonable fees and costs incurred in the action or proceeding, in addition to any other relief to which such party may be entitled.
20.    Recitals and Exhibits Incorporated Herein; Governing Law. The recitals to this First Amendment and each of the exhibits referenced in and attached to this First Amendment are incorporated in and made a part of this First Amendment. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Utah and, further, in the event of any dispute concerning the Lease, jurisdiction and venue shall be in Salt Lake County, Utah.

21.    “Force Majeure.” Notwithstanding any term or provision of the Lease to the contrary, each party shall be excused from performing an obligation or undertaking provided for in this Lease (other than the obligation of either party to pay any and all monetary obligations as the same become due under the applicable provisions of this Lease or any other financial inability) so long as such performance is prevented or delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, action of the elements, war, acts of terror, invasion, insurrection, riot, mob violence, sabotage, inability to procure or a general shortage of labor, equipment, facilities, materials, or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, a taking by eminent domain as herein defined, requisition, laws, orders of government, or civil or military or naval authorities, or any other cause whether similar or dissimilar to the foregoing, not within the reasonable control of the party prevented, retarded, or hindered thereby (as applicable, “Force Majeure”).
22.    Limitation of Liability. Notwithstanding anything contained in the Lease to the contrary, it is expressly understood and agreed that neither Tenant nor Landlord, nor their respective agents, representatives, affiliates, employees, or contractors, shall be liable to the other for incidental, consequential, reliance, special, punitive, exemplary, or indirect damages arising out of this Lease, whether by reason of contract, indemnity, strict liability, negligence, breach of warranty or from breach of the First Amendment, the Original Lease or otherwise, and regardless of whether the parties knew of the possibility that such damages could result, each party hereby releases the other party of such claims. Nothing contained in this Lease, however, shall limit Tenant’s or Landlord’s liability to the other for (a) willful or intentional misconduct (including gross negligence), (b) bodily injury, death or damage to tangible real or tangible personal property proximately caused by Tenant’s or Landlord’s gross negligent act or intentional misconduct or that of their respective agents, employees, contractors, affiliates, or representatives, (c) the parties’ indemnification obligations, as specified in this Lease, (d) or excuse, or be deemed to waive, the performance of the parties respective obligations under this Lease.
23.    Memorandum. This First Amendment shall not be filed by or on behalf of Landlord or Tenant in any public record; provided that such provisions shall not apply to any disclosures made by Buyer or Seller as required by law, by court order, or in connection with any subpoena served upon Tenant or Landlord; and provided that Tenant or Landlord shall provide each other with written notice before making any such disclosure.  Notwithstanding the foregoing to the contrary, Landlord recognizes that Tenant may disclose in U.S. Securities and Exchange Commission (“SEC”) filings and other filings with governmental authorities such information regarding the transactions contemplated hereby and any such information relating to the subject premises as may be necessary under federal or state securities laws, rules or regulations (including SEC rules and regulations).  The provisions of this subsection shall survive the execution and delivery of this First Amendment or the earlier termination of this First Amendment.  Further, nothing contained herein shall impair Tenant’s (or any affiliate of Tenant) right to disclose information relating to this First Amendment, the subject premises or the Original Lease (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Tenant or its affiliates, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any entity holding an interest (direct or indirect) in Tenant or any affiliate of Tenant, and (c) to any broker/dealers in Tenant’s of any such affiliate’s broker/dealer network and any of Tenant’s or any such affiliate’s investors. Landlord or Tenant may prepare and file, and upon request by either party the other party shall execute, a memorandum of this First Amendment, which may be recorded in the official real estate records of Salt Lake County, Utah.

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed as of the Effective Date set forth herein.

[separate signature pages follow]

Landlord: VERDE SOUTH 5070 WEST LLC

By:	/s/ David C. Dressler Jr.
Name:	David C. Dressler Jr.
Title:	Executive Vice President

Date:	6/1/2012

SCHIFF NUTRITION GROUP, INC., a Utah corporation

By:	/s/ Jon Fieldman
Name:	Jon Fieldman
Title:	SVP - Operations

Date:	May 25th, 2012

JOINDER

SCHIFF NUTRITION INTERNATIONAL, INC., a Delaware corporation (“Schiff Nutrition International”), joins in this First Amendment solely for the purposes specified in, and subject to the terms and conditions of, Paragraph 13 of this First Amendment and not otherwise.

SCHIFF NUTRITION INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Jon Fieldman
Name:	Jon Fieldman
Title:	SVP - Operations

Date:	May 25th, 2012

EXHIBIT “A”

EXISTING LEASED LAND

A-1

EXHIBIT “B”

BUILDING, EXISTING LEASED SPACE AND EXISTING PREMISES

B-1

EXHIBIT “C”

SITE PLAN - SURRENDERED SPACE, UTILITY ROOM AND COMMON AREAS

C-1

EXHIBIT “D”

EXCLUDED PROPERTY

None

D-1

EXHIBIT “E”

REVISED LEASED LAND AND PREMISES

E-1

EXHIBIT “F”

RIGHT OF FIRST REFUSAL
(a)    “ROFR Space” shall mean the Surrendered Premises, as shown on Exhibit “C” to this First Amendment.
(b)    Throughout the Extension Term, provided that (i) Tenant or a “Tenant Affiliate” (as that term is defined in the Original Lease) is the tenant of the Premises, (ii) Tenant or a Tenant Affiliate actually occupies all of the Premises, and (iii) no Event of Default shall then exist under the Lease, after giving effect to any applicable notice, grace and/or cure periods, upon Landlord’s receipt of a bona fide written offer from any third party to lease the ROFR Space that Landlord is prepared to accept, Landlord shall provide a copy of said offer to Tenant or to such Affiliate (a “Lease Offer”). Tenant or such Affiliate shall then have ten (10) business days to elect, by written notice to Landlord, to lease the ROFR Space identified in the Lease Offer on the same terms and conditions set forth in the Lease Offer (the “ROFR”), [and as or to the extent not inconsistent with the Lease Offer], the other terms and conditions of set forth in this Lease, or waive the ROFR in that instance.
(c)    In the event Tenant does not elect to exercise the ROFR after receipt of a Lease Offer, and Landlord thereafter fails to consummate the transactions contemplated by the Lease Offer within 180 days thereafter or, following such consummation, the lease that is the subject of the Lease Offer terminates, the ROFR, and Landlord’s obligations thereunder, shall then be reinstated subject to and in accordance with subparagraph (b) above.
(d)    Tenant must elect to exercise the ROFR with respect to all of the ROFR Space that is the subject of a Lease Offer and may not exercise the ROFR with respect to only a portion of such space. In the event a Lease Offer does not pertain to the entire ROFR Space, whether or not Tenant elects to exercise the ROFR pertaining to such Lease Offer, the ROFR shall remain in force and effect in accordance with this Exhibit “E” as to such portion of the ROFR Space not included in the Lease Offer.
(e)    In the event Tenant shall exercise the ROFR, then, within ninety (90) days thereafter (the “ROFR Completion Date”), Landlord shall take or cause to be taken such actions as may be necessary or appropriate, at Landlord’s sole cost and expense, to, in compliance with any and all applicable laws, rules or regulations, to improve and make that part of the ROFR Space for which the ROFR shall have been exercised by Tenant reasonably comparable to, and accessible from, the Premises near, adjacent or contiguous to such ROFR Space and of which the ROFR Space shall thereafter be a part (the “ROFR Work”); provided that, in any case, Landlord, as and to the extent commercially reasonable, shall effect and complete the ROFR Work in such manner as will not interfere with, and cause minimal disturbance to, Tenant’s continued use and occupancy of the Premises, including without limitation undertaking the ROFR Work after normal business hours when necessary or appropriate; and provided that, in the event the Landlord shall fail to so substantially complete the ROFR Work on or before the ROFR Completion Date (minor punch-list items only excepted), Tenant shall have the right and option to take or cause to be taken such actions as may be necessary to effect the completion of the ROFR Work

F-1

and, then, shall be entitled to invoice Landlord for the cost and expense of performing any such ROFR Work (together with reasonably satisfactory evidentiary documentation of any such work, costs and expenses, then, in the event Landlord does not so pay such amounts to Tenant, Tenant shall be entitled to exercise any and all rights or remedies, at law or in equity, to recover any such amounts, together with interest at the rate of eight percent (8%) from the date such amounts were invoiced until paid by Landlord, a late charge equal to three percent (3%) of the amounts invoiced, and reasonable attorneys’ fees and costs of litigation, if any, incurred by Tenant by reason of, or in connection with, any such nonpayment by Landlord, from Landlord notwithstanding any other terms or conditions of the Lease.

If the Lease is amended by Tenant’s exercise of its rights under this Exhibit “E”, Landlord will prepare, and both parties will execute, an amendment to the Lease confirming the expansion of the Premises and the other provisions applicable thereto.

F-2

EXHIBIT “G”

TERMINATION OPTION
Provided no Event of Default shall then exist under the Lease and no condition shall then exist which with the passage of time or giving of notice, or both, would constitute an Event of Default under the Lease or otherwise, Tenant shall have the right one hundred eighty 180 days on or before the Sixty-First (61st) month of the Extension Term, to send Landlord irrevocable written notice (the “Termination Notice”) that Tenant has elected to terminate this Lease, effective on the last day of the sixty-first (61st) month of the Extension Term (“Termination Date”).
If Tenant elects to terminate this Lease pursuant to the immediately preceding sentence, the effectiveness of such termination shall be conditioned upon Tenant paying to Landlord, simultaneously with Tenant’s delivery of the Termination Notice to Landlord, a termination fee equal to ONE MILLION NINETY-ONE THOUSAND SEVEN HUNDRED SIXTY-SIX DOLLARS AND 86/100 DOLLARS ($1,091,766.86). Such Termination Fee is consideration for Tenant’s option to terminate and shall not be applied to Base Rent or any other obligation of Tenant. Upon compliance with the foregoing, the Extension Term shall terminate on the date specified in the Termination Notice, as if such date were the date set for expiration of the Extension Term. Both Landlord and Tenant acknowledge and agree that it would be impracticable or extremely difficult to affix damages if Tenant terminated this Lease and the Termination Fee set forth above represents a reasonable estimate of Landlord’s damages in the event Tenant terminates this Lease under this Exhibit. If Tenant does not timely deliver the Termination Notice or Termination Fee to Landlord, then this termination option shall become null and void and the Lease shall continue in full force and effect.

G-1